Exhibit 11.1
LANVISION SYSTEMS, INC.

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                                                           Fiscal Year
                                                          -----------------------------------------------

                                                              2000             1999              1998
                                                          -----------      -----------      ------------

Net earnings (loss)                                           $20,893      $(3,247,073)     $(10,925,970)
                                                          ===========      ===========      ============
Average shares outstanding                                  8,862,974        8,827,055         8,811,019
Stock options:
 Total options                                                123,646                -                 -
 Assumed treasury stock buyback                               (81,519)               -                 -
Warrants assumed converted                                          -                -                 -
Convertible redeemable preferred
 stock assumed converted                                            -                -                 -
                                                          -----------      -----------      ------------
Number of shares used in per
  common share computation                                  8,905,101        8,827,055         8,811,019
                                                          ===========      ===========      ============

Basic net earnings (loss) per share of common
 stock                                                           $.00            $(.37)           $(1.24)
                                                          ===========      ===========      ============
Diluted net earnings (loss) per share of common stock
                                                                 $.00            $(.37)           $(1.24)
                                                          ===========      ===========      ============

The diluted net (loss) per common share calculation, in fiscal 1999 and 1998, excludes the effect of the Stock Options and Warrants, as the inclusion thereof would be antidilutive.